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                                                                    EXHIBIT 99.1

                              [ENTROPIN LOGO HERE]

Investor Contacts:                           Company Contacts:
Mirador Consulting, Inc.                     Entropin, Inc. (info@Entropin.com)
Rich Miller or Brian John                    Thomas Tachovsky, Ph.D., President
877-Mirador or 877-647-2367                    and CEO
www.MiradorConsulting.com                    Patricia Kriss, CFO and VP, Finance
FOR IMMEDIATE RELEASE                          & Administration
                                             (760) 775-8333
                                             www.Entropin.com
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 ENTROPIN, INC. REQUESTS NASDAQ HEARING TO REVIEW STAFF DELISTING DETERMINATION
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INDIO, Calif., April 30, 2003 -- Entropin, Inc. (Nasdaq: ETOP) today announced that it received a Nasdaq Staff Determination notice indicating that its common stock was subject to delisting from The Nasdaq SmallCap Market for failure to comply with Nasdaq's $1.00 minimum bid price requirement (Marketplace Rule 4310(c)(4)).

The Company plans to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing date will be set by the Panel. The Company's hearing request will stay the delisting of its common stock pending a decision by the Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

About Entropin
--------------

Entropin, Inc. is a pharmaceutical research and development company focused on the development of its proprietary compounds as potent therapy for pain. Preclinical work shows that several of these compounds effectively block nerve impulse conduction, have potentially long-lasting properties to reduce and manage pain, and may also be effective in relieving both primary and secondary hyperalgesia (pain hypersensitivity) caused either by injury or incision.

         Statements in this document that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. No assurances can be given, for example, that the Company will successfully develop its current products, or any new products it may pursue, raise additional capital, implement its business strategy, complete clinical trials, obtain regulatory approvals, or be able to manufacture or successfully commercialize such products. Actual results may differ materially from those described in this release due to risks and uncertainties that exist in the Company's operations, including, without limitation, the ability to successfully complete development and commercialization of products, including the cost, scope and results of preclinical and clinical testing, the ability to successfully complete product research and further development, including preclinical and clinical studies, the time, cost and uncertainty of obtaining regulatory approvals, the ability to obtain substantial additional funding, the ability to develop and commercialize products before competitors and other factors detailed from time to time in filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-KSB for the most recent fiscal year end and the Company's most recent Form 10-QSB. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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